UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTECH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275	26-2753540
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Address, including zip code and telephone number, including area code, of Principal Executive Offices)

Mastech Holdings, Inc. Stock Incentive Plan

(Full title of the plan)

John J. Cronin, Jr.

Chief Financial Officer, Secretary and Treasurer

1000 Commerce Drive, Suite 500

Pittsburgh, Pennsylvania 15275

(412) 490-7981

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

copy to:

James J. Barnes

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.01 per share	800,000 shares (3)	$8.375	$6,700,000	$263.31

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon average of the high and low sale prices of the Mastech Holdings, Inc. (the “Company”) common stock as reported on a “when issued” basis by the American Stock Exchange on September 30, 2008.
(3)	Represents up to 800,000 shares that may be issued pursuant to the Mastech Holdings, Inc. Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•

The Company’s Registration Statement on Form 10, filed June 11, 2008, as amended on July 23, 2008, August 19, 2008, September 8, 2008, and September 11, 2008 (Registration No. 001-34099), including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

•	The Company’s Current Reports on Form 8-K filed with the Commission on September 19, 2008 and October 1, 2008.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; except that any document or portion thereof that is furnished to, rather than filed with, the Commission is not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article 10 of the Company’s articles of incorporation provides that we will indemnify and hold harmless to the full extent permitted by law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Company, or in any other capacity on behalf of the Company while such person is or was serving as a director or executive officer of the Company, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after our receipt of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Company in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Company.

The Company’s articles of incorporation also provide, in accordance with Section 1713 of the PBCL, that a director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Subchapter B of Chapter 17 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of the Company does not apply to: (A) the responsibility or liability of a director pursuant to any criminal statute; or (B) the liability of a director for the payment of taxes pursuant to local, state or federal law.

We have entered into employment agreements with all of our named executive officers, which entitle such individuals to be indemnified in their capacities as directors and/or officers of the Company to the full extent permitted by law. We have also purchased insurance insuring our directors and officers against certain liabilities that they might incur as directors or officers, including certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	Rule 415 offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on October 1, 2008.

SIGNATURE	TITLE

/s/ Steven Shangold	President, Chief Executive Officer, and Director
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen common stock certificate of Mastech Holdings, Inc.

4.2	Form of Mastech Holdings, Inc. Stock Incentive Plan, incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 2 to Registration Statement on Form 10 (Registration File No. 001-34036) filed on August 19, 2008.

5.1*	Opinion of Reed Smith LLP.

23.1*	Consent of UHY LLP.

23.2*	Consent of Reed Smith LLP (contained in its opinion filed as exhibit 5.1 hereto).

24.1	Power of Attorney of Certain Directors and Officers of Mastech Holdings, Inc.